SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GLADSTONE CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On Wednesday, January 11, 2012, at 9:00 a.m. Eastern Standard Time, Gladstone Capital Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on December 19, 2011.

A script of the call follows:

Hello and good morning. This is David Gladstone, Chairman. This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Capital Corporation, NASDAQ trading symbol GLAD, and preferred stock traded on the New York Stock Exchange under the trading symbol GLADPRA.

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at the office in McLean, Virginia and say hello. You will see some of the finest people in the business.

We invite you all to come to the shareholders meeting on February 16, 2012, at 11 a.m. at the Hilton Hotel in McLean, VA, 7920 Jones Branch Drive.

If you are not coming, then please vote your shares using your proxy so that we get the votes in.

You can vote your proxy by mailing in your proxy card.

And you can vote by calling (800) 690-6903, but if you call, you need your proxy card with the proxy control number to give to the operator.

Another way to vote is with that proxy control number, you can go to www.proxyvote.com and vote on-line. You can go to our web site and vote on-line there too, www.GladstoneCapital.com.

And you can vote by calling your broker.

Regulations only allow your broker to vote on routine matters (for example, voting for directors is a non-routine matter). As a result the cost to your fund to round up the votes by calling and asking shareholders to vote their shares is now a major expense. And that takes away dollars that could be paid in dividends to shareholders. More government regulations for us to comply with make it less profitable for us and other public companies.

Before I begin I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements include those factors listed under the caption “Risk factors” in all our Form 10K filings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneCapital.com and the SEC’s web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Again, thank you all for calling in.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ended December 31, 2011, on February 1st at 8:30 a.m., Eastern Standard Time, so I will not be able to answer questions about the 10-Q we are planning to file for that quarter on this call. Look for that press release or, better yet, go to our web site and sign up for email notification of events at the Company so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

I can report to you that our fund is performing well. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in some of the more troubled sectors. For example, we do not have investments in home mortgages or the housing industry nor do we intend to make any. We have never had any home mortgages in our portfolio. Also we do not have investments in suppliers to the US automobile industry. Some of our portfolio companies do make things that help these suppliers but we do not think that they will be damaged by all the turmoil in that industry.

Also know that we have not invested in banks or other financial institutions or those that are related to finance like leasing companies.

And finally, as you know we do not invest in the small high tech industry and we have never invested in start-up companies.

But please do not ask any questions about the earnings for the December quarter because until we release our quarterly numbers, I cannot discuss them at all.

I can tell you that we just had our January Board meeting and our Board declared dividends for January, February, and March of 7 cents per month.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1. First we are asking you to re-elect three directors. No need to explain that because we do that every year. The one difference is that we have one director that will represent preferred shareholders and will be elected solely by the preferred shareholders.

2. Second we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below the then current net asset value per share. Many Business Development Companies or BDCs are asking shareholders to do this because almost all their stock prices are below net asset value per share. We are asking you to do this because as the stock recovers and gets closer to net asset value, we may choose to issue new shares to make new investments or pay off debt.

As you all know, our fund must pay out 90% to be a regulated investment company and we do that. We have to pay out 98% of our income to avoid paying any taxes.

This means the only way to grow is to raise equity or debt. We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio), so none of the companies like ours are highly leveraged. And that is a good thing.

In order to grow the assets and earnings of our fund, we will need to raise equity sometime in the distant future. With the stock price so low it is not possible in the current environment except by doing a rights offering. And rights offerings are very expensive because the short sellers come in and knock down the stock. We had that happen to us in 2008. So we do not want to do that, except as an emergency.

But as the stock price comes back up, we need your vote to put in place this ability to sell shares below net asset value in order not to have to do a rights offering. Doing overnight offerings does not let the short seller come in and push down the stock price. But to do an overnight offering we need your approval to sell at below net asset value. Net asset value per share at September 30, 2011 was $10.16.

Let me add one other item. We presently have no intention to sell common stock today. But if the stock was selling at somewhere closer to, at, or above net asset value then it might be advantageous to raise some common equity as that would not cause severe dilution of our existing shareholders and it would permit the fund to grow and hopefully increase the dividend.

We asked you to do this each of the last three years and you gave us that ability, but we did not use that privilege because the stock price did not recover. We did not use the privilege you gave us last year and will not use it unless we see a compelling reason to do so.

We need to have this proposal to pass so we have an alternative to a rights offering. And the government requires us to get this item passed by shareholders every year and that too runs up the cost of running this company because of the cost of getting this proxy out and gathering votes.

We recently raised some term preferred stock and would like to raise some more. However, preferred stock is treated as debt and we are limited to not having debt plus preferred stock in excess of our equity capital. So we are limited on how much debt and preferred stock we can issue.

3. Finally we need shareholders to ratify the selection by our audit committee that has selected PricewaterhouseCoopers as our independent auditor for the next year end.

Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a dividend and not spend it on efforts like this.

Our dividend, by the way, has been $0.07 per month, a run rate of $0.84 per year. The board will meet the first part of April to vote on declaring the dividend for April, May and June.

Summary

As far as we can see the economy is turning around ever so slowly. There is a credit squeeze because banks have curtailed their lending. That hurts the economy a lot. The government is borrowing so much money that there does not seem to be much left for businesses. They are crowding out the little guy.

But we can only see a couple of quarters out so we want to be careful. We are stewards of your money. We will stay the course and continue to be conservative in our investment approach.

We invite you all to come to the shareholders meeting on February 16, 2012 at 11 a.m. at the Hilton Hotel in McLean, VA, 7920 Jones Branch Drive. We would like to see you all and talk about the Company at that meeting. If you are not coming, then please vote your shares of stock so that we can move forward with our investing strategies and growing the business. You can vote your stock by mailing in your proxy.

You can vote by calling your broker.

And you can vote by calling (800) 690-6903, but you have to have your proxy card with the proxy control number to vote by phone.

If you have your proxy control number you can vote on the internet by going to www.proxyvote.com.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the company.

That is the end of the call.